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                                                                   Exhibit 10.29

                               As of March 2, 1999




Mr. Marc H. Bell
c/o Globix Corporation
295 Lafayette St.
New York, N.Y. 10012

Dear Mr. Bell:

                  This is to confirm our agreement that, effective as of March 2, 1999 (the "Effective Date"), the Employment Agreement between us dated as of April 10, 1998 (hereinafter referred to as the "Agreement") is amended as follows:

                   1. Section 3.03(c) of the Agreement is hereby deleted in its entirety and the following substituted therefor:

                           Executive shall be granted an option to purchase that
                  number of shares of Common Stock as shall equal 25% of the difference between the number of shares of Common Stock issued and outstanding on the date of closing of the currently proposed public offering (after giving effect to the issuance of the offering shares) and the number issued and outstanding as of October 1, 1998, provided, however, that (i) for purposes of this calculation, treasury shares shall not be deemed to be issued and outstanding and (ii) any increase which is the result of stock splits or stock dividends, shall not be taken into account. Such stock option shall be non-qualified stock options for purposes of the Internal Revenue Code of 1986, as amended. The exercise price of such stock options shall be the offering price of the Company's common stock to the public in the currently proposed offering. Such stock option shall be exercisable in whole or in part after the date of grant, which shall be concurrent with the closing of the public offering, and shall terminate on the tenth anniversary of the date of grant. Such stock option shall be evidenced by an agreement containing such other terms and conditions as the Company and Executive shall agree. The Company shall take all such steps as shall be necessary to effectuate the foregoing including, without limitation, proposing this amendment for approval by the Company's stockholders and reserving a sufficient number of authorized but unissued shares to permit the purchase of the shares pursuant to the stock options granted hereunder.

                   2. This amendment is conditioned upon the closing of the
                  currently proposed public offering on or before April 30, 1999.

                   3. In all other respects, the Agreement shall continue in
                  full force and effect in accordance with its original terms, as amended.
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                  If the foregoing sets forth a correct statement of our
agreement, please sign the duplicate hereof in the place indicated and return it to us.


                                            Very truly yours,

                                            GLOBIX CORPORATION



                                            By /s/ Robert B. Bell
                                            ---------------------
                                            Robert B. Bell
                                            Executive Vice President



ACCEPTED AND AGREED:



/s/ Marc H. Bell
----------------
 Marc H. Bell